Stratus Properties Inc.
212 Lavaca St., Suite 300
Austin, Texas 78701

November 23, 2020
Dear Mr. Meyer:
I write on behalf of Stratus Properties Inc. (“Stratus” or the “Company”) in response to your letter dated November 16, 2020 to the Company’s Board of Directors (the “Board”) regarding the Stockholder Rights Agreement dated as of September 22, 2020 by and between the Company and Computershare Inc., as Rights Agent (the “Rights Agreement”). Responses to your questions regarding the Rights Agreement are set forth below, as are clarifications of certain of the many erroneous statements in your letter. All undefined terms herein are as defined in the Rights Agreement.
As an initial matter, the Board’s adoption of the Rights Agreement was a necessary, reasonable, and proportionate response to a threat to the Company’s ability to develop and execute on a long-term strategic plan to maximize value for its stockholders. Specifically, the Rights Agreement preserves the Company’s ability to potentially convert from a C-Corporation to a real estate investment trust (“REIT”) under the U.S. Internal Revenue Code of 1986, as amended (the “Code”). As explained in the Company’s prior public statements, the Board has initiated an in-depth exploration of a potential conversion to a REIT. The Board believes that the Company’s potential opportunity to convert to a REIT is a valuable asset that could be limited or lost altogether should ownership of its outstanding stock exceed certain concentration levels. The Board consequently approved, and the Company entered into, the Rights Agreement in order to preserve the Company’s ability to potentially complete a REIT conversion.
The Rights Agreement operates in a familiar manner. The Distribution Time will occur a certain number of days after any Person becomes an Acquiring Person by becoming the Beneficial Owner of 9.8% or more of the outstanding shares of the Company’s Common Stock, subject to certain exemptions and limitations. One such exemption is for “Grandfathered Person[s],” meaning those who held 9.8% or more of the Company’s Common Stock prior to the adoption of the Rights Plan. As your letter notes, Oasis “has beneficially owned more than 13.5% of [the Company’s common stock] since September 1, 2016.” Oasis is thus a Grandfathered Person under the Rights Agreement, and will remain as such so long as it does not alter its holdings or commit other acts that would eliminate that exemption, as set forth in the Rights Agreement.
Your letter contends that the Rights Agreement seeks to “chill[] shareholder engagement.” But in reaching this erroneous conclusion you tellingly omit that the Rights Agreement specifically permits stockholders to engage in communications relating to a proxy contest. As the Rights Agreement expressly states, if a security is acquired and the pertinent “agreement, arrangement, or understanding (A) arises solely from a revocable proxy or consent given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable provisions of the Exchange Act Regulations and (B) is not also then reportable by such person on Schedule 13D under the Exchange Act . . . .”, then such acquisition is excluded from the pertinent Beneficial Ownership definition. The Company has not sought to quell or limit legitimate stockholder communications or activity; rather, it has sought to preserve an important corporate asset and stockholder engagement.
In response to your specific questions, the Company and its Board respond in the negative. As long as Oasis (and any of its Related Persons) does not otherwise engage in (or have not otherwise engaged in) conduct that would otherwise result in Oasis becoming an Acquiring Person and such conduct is in accordance with Section 14(a) of the Exchange Act, the Company’s bylaws, the Company’s certificate of incorporation and Delaware law, the Rights Plan will not be triggered by any of the following activities in connection with a proxy contest: (1) “discussing with other shareholders – digitally, telephonically or otherwise”; (2) “ordinary course activities and communications with other shareholders in a proxy solicitation, including seeking proxies”; (3) “meeting and communicating with other shareholders to share [Oasis’] concerns about the Company;” or (4) “purchases of stock in the market by shareholders we solicit, who have no understanding or agreement to act with [Oasis].” To the extent Oasis continues to question the proper interpretation of the Rights Agreement, the Company hereby further commits to wield any discretion it has under the Rights Agreement during the pendency of any proxy contest consistent with these statements.
The Board appreciates that Oasis disagrees with the Company’s contemplated conversion to a REIT, as has been made clear in numerous of Oasis’ public statements. But Oasis is a minority stockholder, owning 13.5% of the Company’s outstanding common stock. While the Board understands that the tax-related benefits of a REIT conversion may not accrue to Oasis as they might for other of the Company’s investors, that does not change the fact that such a conversion may well be in the best interests of the Company and its stockholders as a whole. The Rights Agreement preserves that optionality for the Board and its stockholders, each of whom would have to vote and ultimately approve any such REIT conversion. It thus ensures that Oasis or other minority stockholders may not take actions that, intentionally or not, forever take from the Company and a majority of its stockholders the potential opportunity to obtain the benefit of a REIT conversion.
I trust this resolves your concerns.
Very truly yours,

/s/ Erin D. Pickens
Erin D. Pickens
Senior Vice President and Chief Financial Officer